Exhibit 99.1

CHINA VOICE HOLDING CORP. SELLS U.S. OPERATING SUBSIDIARIES IN TRANSACTION VALUED AT $18 MILLION

Boca Raton, Florida – January 30, 2009 -- China Voice Holding Corporation (CHVC) (OTC: CHVC-News), announced today that it has sold its U.S. operating subsidiaries and issued 15,000,000 shares of CHVC common stock to Flint Telecom Group Inc. (OTCBB:FLTT). CHVC will receive $10 million cash over the next two years and receive up to 21 million shares of FLTT valued at approximately $8 million from the transaction, for a total value of approximately $18 million. The transaction, which is viewed as a divestment of the Company’s non-core U.S. business, provides CHVC with the additional capital to take advantage of synergistic opportunities in China. CHVC will continue to maintain offices in the United States and will retain most of their key Executives and Board of Directors.

CHVC’s President and CEO, Bill Burbank said, “This cash and stock transaction provides capital resources to fund our move onto a new trading exchange and beyond as well as additional funds for software development to support the Company’s current and new China Unicom cellular opportunities in China. While this transaction reduces most of CHVC’s current sales revenue, it will however enable the Company to streamline its global operations and eliminate much of the associated costs in the U.S. With the immediate and additional investment into China, CHVC expects to quickly ramp sales and to be profitable by mid-2009.”

Burbank continued, “The Flint Telecom Group is a well funded company with plans to move to the American Stock Exchange, now called the NYSE Alternext Exchange.  Flint’s telecommunications network, technology and enhanced services platform allow Flint to produce various products and services which will generate higher profit margins than CHVC was able to achieve with its U.S. operations. The transaction is a true “win-win” for both companies. We also expect to realize substantial future growth in our investment in Flint.”

Burbank added, “During a time of global financial uncertainty, we felt that our shareholders would be best served by focusing on and exploiting the opportunities in China. China is about the only economy on the planet with both short and long-term growth potential. With a population of 1.3 billion, the Chinese telecommunications market is the largest and fastest growing in the world and currently has the largest number of broadband subscribers, VoIP users, fixed line and mobile subscriber base. China’s telecom market is now growing at an annual rate of 17%, almost twice the pace of overall economic growth according to Ministry of Information Industry of China. We have spent years developing our technology, services, relationships and supporting infrastructure, and now it is time to dedicate all of our resources to China, which will significantly speed up our success in this region. In addition, now that our Form 10 has become effective, when we advance to a more recognized trading market, we will be in a much better position to acquire additional synergistic companies in China.”

China Voice Holding Corp. (“CHVC”) is a U.S. publicly-traded holding company headquartered in South Florida with a portfolio of next-generation communications products and services doing business in the People’s Republic of China.

Through its subsidiaries, the Company provides Voice over Internet Protocol (“VoIP”) telephone services, office automation, wireless broadband, unified messaging, video conferencing, mobility services and other advanced voice and data services in China, where the Company has obtained full legal status as a licensed telecommunications company. CHVC’s focus is on providing its innovative and patented voice and data solutions to government agencies and large enterprises in China. China Voice Holding Corp. trades Over-the-Counter and is listed in the Pink Sheets under the symbol “CHVC”. Prior to the filing of periodic reports to the SEC, the Company is providing its recently audited financial statements and other current information at the pinksheets.com website. Additional information may be found at www.chvc.com.

Flint Telecom Group Inc. (“FLTT”) is a fast growing U.S. public holding company headquartered in South Florida with a portfolio of next-generation IP communications products and services. Through its subsidiaries the Company provides an extensive portfolio of next generation communication solutions which include hosted digital phone, voice and data termination, wireless, prepaid calling and cable products and services. The Company was founded by telecom and technology entrepreneurs with a proven track record in building global technology companies. Flint Telecom has grown both organically and through corporate activity and is traded on the OTC Bulletin Board® (OTCBB) under the ticker FLTT.OB. Additional information may be found at www.flinttelecom.com.

Forward-Looking Statements
The foregoing, including any discussion regarding the Company’s future prospects, contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve numerous risks and uncertainties, including, but not limited to risks and uncertainties associated with economic conditions in the telecommunications industry, particularly in the principal industry sectors served by the Company; risks and uncertainties inherent in the operation of businesses outside the United States; changes in customer requirements and in the volume of sales to principal customers; the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions; competition and technological change; and the ability of the Company to control operating costs and maintain satisfactory relationships with existing and potential vendors. The Company’s actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors that may be set forth in the Company’s anticipated filings with the Securities and Exchange Commission.

China Voice Investor Contact:
The Eversull Group, Inc.
Jack Eversull

972-378-7917
972-378-7981 (fax)
jack@theeversullgroup.com

ir@chvcmail.com

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